Exhibit 10.57

Employment Agreement

This Employment Agreement, this Agreement", shall be effective at 12:01 a.m., Eastern Daylight Time, on January 22, 2018 (the "Effective Date"), by and between Marquis Industries, Inc., a Georgia corporation, "Marquis" or the "Employer", and Weston A. Godfrey Jr, a Georgia resident, "Godfrey", and their respective heirs, successors and permitted assigns.

Witnesseth:

Whereas, the Employer desires to retain Godfrey and Godfrey desires to be employed by Employer, in each case on the terms and subject to the conditions set forth herein;

Now, therefore, in consideration of the aforementioned premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Position and Duties.

During the Term (as defined below), from the Effective Date until July 1, 2018, Godfrey shall serve as Executive Vice President and shall report to Timothy A. Bailey, the Chief Executive Officer of Employer, and from July 1, 2018 through the remainder of the Term, Godfrey shall serve as the Chief Executive Officer of Employer and shall report to Jon Isaac ("Isaac") and the Board of Directors (the "Board") of Marquis Affiliated Holdings., LLC, "Holdings". While he is Executive Vice President, Godfrey shall "shadow" the Chief Executive Officer and upon mutual agreement of Godfrey and the Chief Executive Officer, Godfrey shall manage all the Employer's department managers. While he is Chief Executive Officer, Godfrey shall be primarily responsible for managing the Marquis Business (as defined below) and coordinating its finance, manufacturing, and sales activities to increase its growth and profitability: Godfrey shall perform diligently such duties and such other duties as are customarily performed by executive vice presidents and chief executive officers, as the case may be, of comparable companies in the same or similar industry as the Marquis Business, together with such other duties as may be reasonably required from time to time by Isaac or the Board, which duties shall be consistent with his position as set forth above. Godfrey shall from time to time report to Isaac and the Board bn all matters within his knowledge that should be brought to Isaac's and the Board's attention. Godfrey shall see that all resolutions and orders of the Board are carried into effect, and in connection with the foregoing, shall be authorized to delegate to the other officers and employees of, or consultants to, Employer such of his powers and duties as he deems advisable. Godfrey shall, if requested, also serve as an officer or director of any subsidiary of Marquis for no additional compensation, provided that service as an officer or director of any such subsidiary shall not substantially expand the duties of Godfrey under this Agreement. Godfrey's principal place of work shall be 2743 Highway 76, Chatsworth, Georgia 30705, unless otherwise mutually agreed by the parties.

2.	Term.

Godfrey shall be employed by Employer hereunder for a term commencing on the Effective Date and expiring on September 30, 2023, unless terminated earlier pursuant to Section 5 or Section 6 of this Agreement. The period during which Godfrey is employed by Employer hereunder is referred to herein as the "Term". The Term may be extended by mutual agreement of the parties.

3.	Salary, Benefits and Bonus Opportunities.

Salary and Benefits

Godfrey shall be paid an annual salary of Two Hundred Eighty-five Thousand Dollars ($285,000), payable in periodic installments in accordance with the Employer's customary payroll practices.

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Godfrey shall be entitled to (i) receive a car allowance of One thousand ($1,000) dollars per month during the Term, (ii) receive family health and dental insurance at Employer's expense, and other benefits offered to Employer's executive management, but excluding participation in executive management bonus pool, on such terms and conditions as offered to other members of Employer's executive management, (iii) a $1.0 million term life insurance policy provided by or paid for in full by Employer, and (iv) a family membership to the Bradley Wellness Center paid for in full by for by Employer. Marquis shall reimburse Godfrey for actual, documented relocation expenses of up to Five Thousand Dollars ($5,000). If Godfrey leaves Marquis voluntarily or is terminated for Cause within one year of hire, Godfrey is responsible for reimbursing Marquis 100% of the relocation costs within thirty (30) days of such separation or termination. In that event, to the extent permissible under applicable law, the Employer may offset the amount of the relocation benefits owed by Godfrey from any compensation due to Godfrey upon his separation or termination of employment.

Annual Bonus

A performance bonus, if any, shall be paid annually ("Annual Bonus") commencing with First Production Bonus Period as follows and in accordance with the terms of this Section 3 (including, but not limited to, the deduction of the Minimum Annual Bonus"):

EBITDA Excess	Bonus Amount
Equal to or greater than $1.0 million and less than $2.0 million	$100,000

Equal to or greater than $2.0 million and less than 3.0 million	$100,000

Equal to or greater than $3.0 million and less than $4.0 million	$100,000

Equal to or greater than $4.0 million and for each $1.0 million increment thereafter	$100,000

Godfrey shall be entitled to a minimum Annual Bonus of Seventy-five Thousand Dollars ($75,000) (the "Minimum Annual Bonus"), which, for the avoidance of doubt, shall not be pro-rated during the period commencing on the Effective Date and ending September 30, 2018 (the "Stub Period"); Godfrey shall not be entitled to any additional Annual Bonus other than the Minimum Annual Bonus during the Stub Period. The amount of the Minimum Annual Bonus shall be deducted from any Annual Bonus actually paid by Employer to Godfrey during each year of the Term.

Any Annual Bonus is calculated incrementally. For example purposes only, assume that as of September 30, 2019, Marquis generates $3.0 million of EBITDA Excess. Godfrey would be entitled to his Minimum Annual Bonus in addition to an Annual Bonus equal to $225,000 ($100,000 plus $100,000 plus $100,000), less the $75,000 minimum Annual Bonus.

"EBITDA" means with respect to each Annual Bonus, operating earnings adjusted to exclude special items and impairments, (gain)/loss on sale of assets, interest, income tax expense, depreciation, payments made to affiliates of Marquis, and amortization that are directly related to the operations of Marquis's business.

"EBITDA Excess" means the actual amount of EBITDA in excess of Marquis' EBITDA for the immediately prior TTM period determined as follows: Marquis's actual EBITDA for the first two TTM periods shall be $10,750,000, and thereafter an amount equal to 90% of the previous TTM's EBITDA.

"TTM" means the trailing twelve months with the first period commencing on October 1, 2018 and continuing until September 30, 2019 (the "First Production Bonus Period"); the second period commencing on October 1, 2019 and continuing until September 30, 2020, and so on for the remainder of the Term.

Change of Control Bonus

In the event of a Change of Control (as defined below), Marquis shall pay Godfrey an aggregate amount equal to $660,000 within 10 business days following the closing of such Change of Control.

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"Change of Control" means:

(i) the sale, lease, exchange, transfer or other disposition, including the disposition of Marquis through bankruptcy proceedings (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by Marquis's Board of Directors,) of all or substantially all of Marquis's property and assets; provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among Marquis and any direct or indirect subsidiary or subsidiaries of Marquis shall not be deemed a "Change of Control"; and (ii) the merger, consolidation, business combination, or other similar transaction of Marquis with any other entity; provided, however, that a merger, consolidation, business combination, or other similar transaction that would result in (1) the voting securities of Marquis outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the surviving entity and (2) more than 50% of the total number of outstanding shares of the surviving entity's capital stock, in the case of clauses (I) and (2) above as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of Marquis immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of Marquis, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction shall not be deemed a "Change of Control", and solely for purposes of this proviso, so long as there is no (i) material reduction, without Godfrey's consent, of Godfrey's base salary, unless the reduction is generally applicable to substantially all senior executives of Marquis, (ii)' material reduction on an aggregate basis of the benefits provided to Godfrey under Marquis's benefits plans, unless the reduction is generally applicable to substantially all senior executives of Marquis, (iii) substantial diminution in Godfrey's authority or duties that is materially inconsistent with his position of Chief Executive Officer prior to such Change of Control without Godfrey's consent; and (iv) relocation of more than 50 miles from Godfrey's principal place of work that also increases the commute from Godfrey's principal residence by more than 50 miles.

4.	Exclusivity.

During the Term, Godfrey shall work full time for Employer and shall not consult, advise, or otherwise engage in any other business activity other than serving on the Board of Directors or providing other service to one or more organizations that are qualified under Section 501 (c)(3) of the Internal Revenue Code.

5.	Termination for Cause.

Employer may terminate Godfrey for Cause. "Cause" shall be defined as: (1) abandonment or willful failure to perform Godfrey's duties as described in the employment agreement; (2) embezzlement, misappropriation, fraud, or dishonesty involving Marquis's business; (3) violation of any law involving Marquis that has an adverse impact on the business or reputation of Marquis or its parent or any of its subsidiaries or affiliates; (4) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (5) commission of an act of fraud; (6) suspension or bar by the U.S. Securities and Exchange Commission or Financial Industry Regulatory Authority from employment or association with a publicly-traded company; or (7) breach of a material provision of this Agreement without cure by the Executive within thirty (30) days from the date written notice of the alleged breach has been given to the Executive by Employer.

6.	Termination for Death or Disability.

Employer may terminate Godfrey without Cause, including, but not limited to, in the event that Godfrey becomes permanently disabled or is prevented by injury or sickness from attention to his duties hereunder for six consecutive weeks or more (collectively, "Disability"). Godfrey's employment hereunder shall terminate automatically in the event of his death during the Term.

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7.	Impact of Termination.

In the event that Godfrey is terminated by the Employer for Cause pursuant to Section 5 or without Cause, including by reason of Godfrey's Disability prior to the expiration of the Term, his accrued but unpaid salary shall be paid through the date of termination. In the event that Godfrey is terminated by Employer without Cause other than because of Godfrey's death or Disability, Godfrey shall continue to receive (i) his unpaid annual salary for a period of twelve (12) months following such termination and (ii) fully paid family coverage of health and dental insurance at Employer's expense until the earlier of twelve (12) months after such termination or the date of Godfrey's employment. After termination of employment for any reason, Godfrey shall (i) return or cause to be returned any personal computer used by him to the Employer, and return or cause to be returned ,to the Employer all personal property of the Employer (except his cell phone, which Godfrey may retain) and all documents and materials belonging to the Employer and stored in any fashion, whether or not those constitute or contain any Confidential Information or Work Product (as such terms are defined below), that are in the possession, custody, or control of Godfrey, whether they were provided to Godfrey by the Employer or any of its business associates or created by Godfrey in connection with his employment by Godfrey, (ii) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in Godfrey's possession or control, including those stored on any non-Employer devices, networks, storage locations, and media in Godfrey's possession or control (including the retained cell phone), (iii) execute (and not revoke) a mutually agreeable general release of claims in favor of the Employer and (iv) comply with post-termination obligations and terms of release.

Upon termination of Godfrey's employment hereunder for any reason, Godfrey shall be deemed to have resigned from all positions that Godfrey holds as an officer or member of the board of directors (or a committee thereof) of the Employer and any of its subsidiaries or affiliates.

8.	Covenants Not to Compete, Solicit or to Use or Disclose Confidential Information

8.1	Definitions.

For purposes of this Section 8:

"Compete" means to, directly or' indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor. or otherwise with, any Competitor, or otherwise directly or indirectly engage in any Restricted Business targeted to the Restricted Area.

"Competitor" means any person or entity (other than Employer or its subsidiaries) who undertakes any Restricted Business in the Restricted Area, regardless of whether or not the Competitor is physically located inside or outside the Restricted Area.

"Confidential Information" means and includes any and all of the following information, whether in writing, orally, electronically or otherwise: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans. computer hardware, software source and object code and computer software, and database technologies, systems, structures, and architectures; (iii) all information concerning the—business and affairs of Holdings, Marquis, or any subsidiary or affiliate of Marquis (which includes historical and current financial Statements, financial projections and budgets, tax returns and accountants' materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented); and (iv) all notes, analyses, compilations, studies, summaries, and other material prepared by any person or entity to the extent containing or based, in whole or in part, upon any information included in the foregoing. "Confidential Information" does not include information that is or becomes publicly known or available through no wrongful act of Godfrey.

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"Customer" means any current, former, or prospective customer of Holdings. Marquis, or any subsidiary of Marquis.

"Marquis Business" means, individually and collectively, all businesses that Marquis or any of its subsidiaries conducts, or has conducted or has undertaken or planned to conduct or undertake, including the extrusion and sale of specialty yams and the manufacture and sale of carpet, rugs, and hard surfaces through multiple distribution channels, as such business may be expanded or changed during the Term.

"Restricted Area" means within fifty (50) miles of Godfrey's principal place of work at the time of termination of this Agreement.

"Restricted Business" means any business that is competitive with the Marquis Business in the Restricted Area.

"Restriction Period" means the period commencing on the Effective Date of this Agreement and ending on the date that is the second (2nd) anniversary of the date of termination of this Agreement.

8.2	Covenant Not to Compete.

During the Restriction Period, Godfrey shall not Compete. Notwithstanding the foregoing, Godfrey is permitted to own up to five percent (5%) of the outstanding capital stock or other equity interests of any publicly-traded entity that is or, during any relevant period becomes, a Competitor.

8.3	Covenant Not to Solicit Customers or Employees.

During the Restriction Period, Godfrey shall not, directly or indirectly, for himself or another, (i) solicit Customers for any purpose related to a Restricted Business or (ii) solicit the employment of, assist in the soliciting of the employment of, or otherwise solicit the association in business with, any employee or officer of Holdings, Marquis, or any subsidiary or affiliate of Marquis, or induce any person who is an employee, officer, agent, or contractor of Holdings, Marquis. or any subsidiary or affiliate of Marquis, to terminate such relationship, or to join with Godfrey or any other person or entity for the purpose of leaving the employ or such other relationship with Holdings, Marquis, or any subsidiary or affiliate of Marquis, and undertaking any form of business.

8.4	Covenant Not to Use or Disclose Confidential Information.

Godfrey shall not, directly or indirectly, during the Restriction Period release or divulge any Confidential Information whatsoever relating to Holdings, Marquis, or any subsidiary or affiliate of Marquis to any person or entity other than Holdings, Marquis, or any subsidiary or affiliate of Marquis without the prior written consent of Holdings, unless compelled to do so by legal process or subpoena or in the performance of Godfrey's duties under this Agreement consistent with the Employer's policies or (ii) use any Confidential Information of Holdings, Marquis, or any subsidiary or affiliate of Marquis for Godfrey's own benefit or for the benefit of any person or entity other than Holdings, Marquis, or any subsidiary or affiliate of Marquis.

8.5	Non-disparagement.

Godfrey agrees and covenants that he will not at any time make, publish, or communicate to any person or entity or in any public forum. any defamatory or disparaging remarks, comments, or statements concerning Employer or any of its subsidiaries or affiliates or any of the businesses, employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties of Employer or any of its subsidiaries or affiliates.

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8.6	Covenants Extended Pursuant to Execution and Delivery of this Agreement.

For purposes of this Section 8:

(a)       Godfrey acknowledges and agrees that the obligations of this Section are necessary in order to protect the legitimate business interests of the Employer and such obligations are reasonably related to such end.

(b)      Godfrey understands that the nature of his position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Holdings and Marquis. Godfrey understands and acknowledges that the services he is to provide to Holdings and Marquis are unique, special, or extraordinary. Godfrey further understands and acknowledges that the ability of Holdings and Marquis to reserve these for the exclusive knowledge and use of Holdings and Marquis is of great competitive importance and commercial value to the Holdings and Marquis, and that improper use or disclosure by Godfrey is likely to result in unfair or unlawful competitive activity.

(c)       Godfrey further acknowledges that the amount of his compensation reflects, in part, his obligations and the rights of Holdings and Marquis under this Section 8; that he has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein or in the Purchase Agreement in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Section 8 or the enforcement thereof by Holdings or Marquis.

8.7	Injunctive Relief.

In the event of any breach or threatened breach of the covenants set forth in this Section 8, Godfrey acknowledges that the damage to the Employer would be irreparable and that the Employer would be entitled to immediate injunctive relief from any court of competent jurisdiction, without the necessity of posting bond or showing any actual damages or that money damages would not afford an adequate remedy, to staunch the damage caused by the breach. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

9.	Proprietary Rights.

9.1.	Work Product.

Godfrey acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Godfrey, individually or jointly with others, during the period of his employment by Employer and relating in any way to the Marquis Business or research or development for the Marquis Business (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions. continuations-in-part, reissues, extensions, and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of Employer.

9.2	Work Made for Hire; Assignment.

Godfrey acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" is defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Employer. To the extent that the foregoing does not apply, Godfrey hereby irrevocably assigns to Employer, for no additional consideration, Godfrey's entire right, title, and interest in and to all. Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Employer's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Employer would have had in the absence of this Agreement.

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9.3	Further Assurances; Power of Attorney.

During and after his employment, Godfrey agrees to cooperate reasonably with Employer to (a) apply for, obtain, perfect, and transfer to Employer the Work Product. as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world and (b) maintain, protect, and enforce the same, including, without limitation, executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by Employer. Godfrey hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Godfrey's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Godfrey does not promptly cooperate with Employer's request (without limiting the rights Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Godfrey's subsequent incapacity.

9.4	No License.

Godfrey understands that this Agreement does not, and shall not be construed to, grant Godfrey any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by Employer.

10.	Miscellaneous.

10.1	Titles Descriptive; Interpretation.

Titles are descriptive and not substantive parts of this Agreement. For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole.

10.2	Negotiated Agreement.

The parties hereto have each been represented by counsel, and this Agreement has been negotiated and shall not be construed against one party or the other.

10.3	Governing Law.

This Agreement shall be governed by Georgia law without regard to its choice of law provisions.

10.4	Severability.

If any portion of this Agreement is held illegal or unenforceable, such portion or portions shall be absolutely and completely severable from all other provisions of this Agreement, and such other provisions shall constitute the agreement of the parties hereto with respect to the subject matter hereof. On such determination that a portion of this Agreement is illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5	Counterparts, Signatures.

This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement. The Agreement may be executed via signature exchanged by facsimile or pdf, which signature shall be as valid as an original.

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10.6	Arbitration.

The parties hereto have agreed that any dispute arising out of or relating to this Agreement (a "Dispute") shall be resolved in accordance with the procedures set forth in this Section 10.06. Until completion of such procedures, no party hereto may take any action not contemplated herein to force a resolution of the Dispute by any judicial, arbitral, or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted hereby or obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm. All communications between the parties hereto or their representatives in connection with the attempted resolution of any Dispute shall be confidential and deemed to have been delivered in furtherance of Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as an admission or otherwise) in any arbitral or other proceeding for the resolution of the Dispute or otherwise. Disputes shall be finally settled by arbitration before a single arbitrator using the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in effect (the "Arbitration Rules"); as modified by and subject to the provisions of this Section 10.06. The arbitration shall take place in Atlanta, Georgia. Any court of competent jurisdiction shall have authority to enter its order enforcing the award of the arbitrator (the "Underlying Award"), which shall be final and binding on the Disputing Parties, subject to the following sentence. Notwithstanding anything to the contrary in this Section 10.06, the parties hereto agree: that the Underlying Award may be appealed pursuant to the AAA's Optional Appellate Arbitration Rules (the "Appellate Rules"); that the Underlying Award rendered by the arbitrator shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Any such appeal must be initiated within thirty (30) days of receipt of an Underlying Award, by filing a notice of appeal pursuant to the Appellate Rules with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

On receipt of a notice of a Dispute, the parties hereto (each, a Disputing Party") shall initially participate in a mandatory mediation period. In the event that such mediation does not resolve the Dispute within ten (10) days (or any mutually agreed extension thereof.), the arbitration process shall be commenced by the initiating Disputing Party giving written notice to the other Disputing Party of its intention to arbitrate (a "Demand"). The Dispute shall be decided by one arbitrator designated by the Disputing Parties as follows. If the Disputing Parties are able to agree upon such arbitrator within twenty- one (21) days after the Demand has been received by one Disputing Party from the initiating Disputing Party, the Dispute shall be submitted to such arbitrator. If the Disputing Parties are unable so to agree upon such arbitrator within such period for any reason, AAA is authorized hereby to select an arbitrator within ten (10) days after the expiration of such twenty-one (21)-day period, which selection shall be made in accordance with the Arbitration Rules. The administrative fee of AAA and the compensation and all other costs and expenses of the arbitrator shall be paid by the Disputing Party that is not the substantially prevailing Disputing Party in the Dispute and the substantially prevailing Disputing Party in the Dispute shall be entitled to recover from the other Disputing Party (and the arbitrator may so award the substantially prevailing Disputing Party) any or all fees, costs, and expenses incurred by the substantially prevailing Disputing Party in connection with the Dispute, including reasonable attorneys' fees.

10.7	No Waiver, No Amendment.

No waiver shall be effective against any party hereto unless signed by the party against whom the waiver is asserted. No amendment to this Agreement or shall be effective unless signed by all parties to this Agreement. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver,-whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.8	Time is of the Essence.

Time is of the essence in the performance of this Agreement.

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10.9	Entire Agreement.

This Agreement is the entire agreement between the parties hereto as to the matters addressed herein.

10.10	Successors and Assigns.

This Agreement is personal to Godfrey and shall not be assigned by Godfrey. Any purported assignment by Godfrey shall be null and void from the initial date of the purported assignment. The Employer may assign this Agreement to any successor or Assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

10.11	Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature page follows.]

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Witness our hands and seals as first above written.

Employer:	Godfrey:

Marquis Industries, Inc.

By: /s/ Timothy A. Bailey	/s/ Weston A. Godfrey Jr.
Name: Timothy A. Bailey	Weston A Godfrey Jr.
Title: Chief Executive Officer

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